As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-238116

Registration No. 333-255537

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-238116)

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-255537)

UNDER

THE SECURITIES ACT OF 1933

WELBILT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-4625716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2227 Welbilt Boulevard

New Port Richey, Florida 34655

(Address, including zip code, of Registrant’s principal executive offices)

William C. Johnson

President and Chief Executive Officer

2227 Welbilt Boulevard

New Port Richey, FL 34655

(727) 375-7010

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Welbilt, Inc., a Delaware corporation (the “Registrant” or “Company”), filed with the Securities and Exchange Commission (the “SEC”) on the dates specified below and are being filed to deregister any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued under the Registration Statements:

●	Registration No. 333-238116 filed with the SEC on May 8, 2020, pertaining to the registration of 469,302 shares of the Company’s common stock, par value $0.01 per share.

●	Registration No. 333-255537 filed with the SEC on April 27, 2021.

On July 14, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ali Holding S.r.l., an Italian società a responsabilità limitata (“Ali”), Ali Group North America Corporation, a Delaware corporation and a wholly owned subsidiary of Ali (“Acquiror”), and Ascend Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Acquiror. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror. As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file Form 15 to terminate registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In connection with the closing of the Merger, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any and all of the securities that had been registered but which remain unsold or otherwise unissued under the Registration Statements at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Port Richey, State of Florida on July 29, 2022.

WELBILT, INC.

By:	/s/ Bradford D. Willis
Name:	Bradford D. Willis
Title:	Chief Financial Officer, Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.